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                                                                     Exhibit 4.6


                           THIRD AMENDED AND RESTATED
                                  AGREEMENT OF
                               LIMITED PARTNERSHIP
                                       OF
             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP

This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of June 26, 1998, relative to the Maine limited partnership known as PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP (the "Partnership") is entered into by and among:

            PERC MANAGEMENT COMPANY LIMITED PARTNERSHIP a Maine limited partnership ("PMC");

            ENERGY NATIONAL, INC., a Utah corporation ("ENI"); and

            Upon their admission as Limited Partners in the Partnership, the EQUITY CHARTER MUNICIPALITIES which exercise their Equity Participation Options to become Limited Partners in the Partnership.

                              PRELIMINARY STATEMENT

The Partnership was originally formed in 1983 for the purpose of constructing, owning and operating a waste to energy facility in the Town of Orrington, Maine. The Partnership currently exists pursuant to a Second Amended and Restated Agreement and Certificate of Limited Partnership dated May 15, 1986 which has been amended by the First and Second Amendments thereto dated June 14, 1991 and September 29, 1997, respectively (the "Existing Partnership Agreement"). The Existing Partnership Agreement has been supplemented by a Restated Certificate of Limited Partnership filed with the Maine Secretary of State on October 14, 1997.

The purpose of this Third Amended and Restated Agreement of Limited Partnership Agreement (the "Partnership Agreement") is to (i) confirm the complete withdrawal of The Prudential Insurance Company of America ("PRU") from the Partnership effective November 12, 1997; (ii) provide for the admission of Equity Charter Municipalities as new Limited Partners of the Partnership consistent with their respective Equity Participation Options; (iii) allow for the possible redemption of the interests of all of the Partners (other than Equity Charter Municipalities) and the admission of Purchasing Municipalities in accordance with purchase options exercisable in the year 2018; (iv) amend and restate in its entirety the Existing Partnership Agreement and (v) confirm the Partners' election to continue the Partnership's business in accordance with the Partnership Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby

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acknowledged, the parties agree as follows:

                             ARTICLE 1. DEFINITIONS.

            As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            1.1 Affiliate. "Affiliate" means an "affiliate," as defined in Rule 405 under the Securities Act.

            1.2 Aggregate Prepayment Amount. "Aggregate Prepayment Amount" means the aggregate amount, computed from time to time, of the principal amount of the FAME Bonds, or other Partnership borrowings, that have been prepaid, purchased, cancelled or defeased by the application of Performance Credits in accordance with the rights of the Equity Charter Municipalities under their Waste Disposal Agreements.

            1.3 Amending Charter Municipality. "Amending Charter Municipality" means any Charter Municipality that has entered into a Waste Disposal Agreement on or before September 30, 1998, or otherwise qualifies as an Amending Charter Municipality under a Waste Disposal Agreement.

            1.4 Associate. "Associate" means an "associate," as defined in Rule 405 under the Securities Act.

            1.5 Bankruptcy. "Bankruptcy," with respect to the Partnership or a Partner thereof, means (a) an adjudication that such Partner or Partnership is bankrupt or insolvent, or the entry of an order for relief under the Federal Bankruptcy Code, (b) the making by it of an assignment for the benefit of creditors, (c) the filing by it of a petition in bankruptcy or a petition for relief under any section of the Federal Bankruptcy Code or any other applicable bankruptcy or insolvency statute or an answer admitting or failing to deny the allegations of any such petition, (d) the filing against it of any such petition (unless such petition is dismissed within 60 days from the date of filing thereof), or (e) the appointment of a trustee, conservator or receiver for all or a substantial part of its assets (unless such appointment is vacated or stayed within 60 days from its effective date).

            1.6 Bond Indenture. "Bond Indenture" means the trust agreement entered into between the Finance Authority of Maine and The Chase Manhattan Bank, as Trustee, in connection with the FAME Bonds.

            1.7 Bond Prepayment Date. "Bond Prepayment Date" has the meaning, given such term in Section 3.2.

            1.8 Capital Transaction. "Capital Transaction" means any Partnership transaction the proceeds of which are Net Sale or Refinancing Proceeds.

            1.9 Charter Municipality. "Charter Municipality" means each of the municipalities,


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counties, refuse disposal districts, public waste disposal corporations or other quasi municipal corporations which remains a party to a First Amended and Restated Waste Disposal Agreement with the Partnership as of the date of this Partnership Agreement.

            1.10 Capitalized Management Fee. "Capitalized Management Fee" means the unpaid management fees due the General Partners accrued on the books of the Partnership through the date hereof.

            1.11 Code. "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

            1.12 Consent. "Consent" means the written consent of a Person, except that in the case of Equity Charter Municipalities it means the written consent of MRC which shall be binding on all Equity Charter Municipalities.

            1.13 CPI-U. "CPI-U" means the Consumer Price Index All Urban Consumers (U.S. Cities average, all items) as published bi-monthly by the United States Bureau of Labor Statistics in a report currently entitled "CPI Detailed Report," or if this index ceases to be published, a comparable index designated by the General Partners.

            1.14 Custodian. "Custodian" means Bangor Savings Bank or other financial institution designated by MRC as its agent to receive and disburse Performance Credits for the benefit of Equity Charter Municipalities and to act as Custodian for the limited partnership interests in the Partnership acquired by the Equity Charter Municipalities.

            1.15. Disposition. "Disposition" means any sale or exchange (either in one transaction or a series of transactions) to one or more buyers pursuant to a plan of disposition formulated by the General Partners or other disposition including, but not limited to, an involuntary disposition giving rise to insurance or other proceeds (except to the extent such proceeds are included in Net Cash Flow) of a material amount of the Partnership's property outside of the ordinary course of business.

            1.16 Dissolution Event. "Dissolution Event" means any of the events set forth in Section 12.1.

            1.17 Distributable Cash. "Distributable Cash" means the amount calculated in accordance with Schedule E to the Waste Disposal Agreements.

            1.18 ENI. "ENI" means Energy National, Inc. a Utah corporation, its successors and assigns.

            1.19 Equity Charter Municipality. "Equity Charter Municipality" means any Amending Charter Municipality that has timely exercised its option to participate in the purchase of limited partnership interests in the Partnership in accordance with Article XIX Paragraph C of a Waste


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Disposal Agreement.  Upon any such timely exercise, the name and address of each qualifying Equity Charter Municipality shall be listed on Schedule A attached to this Agreement.

            1.20 Equity Participation Options. "Equity Participation Options" means the right given to Amending Charter Municipalities under their respective Waste Disposal Agreements to become Limited Partners in the Partnership.

            1.21 Equity Reserves. "Equity Reserves" means the following reserves to be established by the Partnership under the Bond Indenture: The Bangor Hydro Funded Account (comprised of the MRC Retention Subaccount and the Borrower Retention Subaccount); the MRC Prepayment Account and the Borrower Reserve Account, all constituting part of the Bond Prepayment and Reserve Account.

            1.22 ESOCO. "ESOCO" means ESOCO Orrington, Inc., a Utah corporation and an indirect, wholly-owned subsidiary of ENI.

            1.23 Existing Debt. "Existing Debt" means the tax exempt bonds issued by the Town to finance the initial construction of the Facility, which bonds remain unpaid as of the date of this Agreement, and obligations associated with equipment leases shown in Schedule B, as the same may be amended or supplemented in the future.

            1.24 Facility. "Facility" means the 25.3 megawatt refuse derived fuel waste-to-energy facility owned and operated by the Partnership in the Town.

            1.25 FAME Bonds. "FAME Bonds" means the $44,995,000 Electric Rate Stabilization Revenue Refunding Bonds Series 1998A and Series 1998B (Penobscot Energy Recovery Company, L.P.) to be issued by FAME. or any authorized replacement financing entered into by the Partnership.

            1.26 Fiscal Year. "Fiscal Year" means the tax year of the Partnership, which shall be the calendar year.

            1.27 GAAP. "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

            1.28 General Partner. "General Partner" means PERC Management Company Limited Partnership, a Maine limited partnership ("PMC") and Energy National, Inc., a Utah corporation ("ENI"), or their respective successors or lawful assigns.

            1.29 GP Sharing Ratios. "GP Sharing Ratios" means the following percentages: PMC's GP Sharing Ratio shall be seventy percent (70%) and ENI's GP Sharing Ratio shall be thirty percent (30%).

            1.30 Independent Accountant. "Independent Accountant" means such nationally


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recognized  firm of certified  public  accountants  as the General  Partners may select from time to time.

            1.31  Limited  Partner.  "Limited  Partner"  means  PERC  Management
Company Limited Partnership, a Maine limited partnership ("PMC"); Energy National, Inc., a Utah corporation ("ENI"), and the Equity Charter Municipalities, when and if admitted as Limited Partners, or their permitted successors or lawful assigns.

            1.32 Liquidator. "Liquidator" means the Person who shall be responsible for taking all action necessary or appropriate upon the liquidation of the Partnership to wind up its affairs and distribute its assets pursuant to
Article 12 of this Agreement.

            1.33 L.P. Sharing Ratios. "LP Sharing Ratios" means with respect to each Limited Partner, the following percentages (which represents a 90% share of the Partnership; the remaining 10% being the General Partner share):

      ENI:                            28.5714% less (28.5714% times the
                                      Municipal Share)
      PMC:                            71.4286% less (71.4286% times the
                                      Municipal Share)
      Equity Charter Municipalities:  The Municipal Share (to be allocated by the Partnership (in the aggregate): among the Equity Charter Municipalities consistent with the most recent MRC Allocation Certification).

            1.34 Management Fee. "Management Fee" means a fee equal to $518,994 per year (adjusted annually on each January 1, commencing January 1, 1992, by the percentage change from the immediately preceding January 1 in the CPI-U) that the Partnership shall pay to the General Partners pursuant to Section 6.4.

            1.35 Managing General Partner. "Managing General Partner" means PMC, its successors and assigns.

            1.36 Minimum Gain. "Minimum Gain" means the excess of the outstanding balance of all nonrecourse indebtedness which is secured by the property of the Partnership over the adjusted basis of such property for Federal income tax purposes.

            1.37 Moody's. "Moody's" means Moody's Investor Services, Inc.

            1.38 MRC. "MRC" means the non profit corporation known as the Municipal Review Committee, Inc. formed by the Charter Municipalities to assist them in their dealings with the Partnership and which serves as agent for all Equity Charter Municipalities.

            1.39 MRC Allocation Certification. "MRC Allocation Certification" means the certification received by the Partnership from the MRC on the first Bond Prepayment Date and continuing on each subsequent Bond Prepayment Date, stating the proportionate interests in the Partnership held by each of the Equity Charter Municipalities as of the date of the Certification, which


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Certification the Partnership may rely upon for all purposes.

            1.40 Municipal Share. "Municipal Share" means the product (expressed as a percentage) obtained by multiplying 5/9 times the Aggregate Prepayment Amount divided by the Purchase Price, which product shall be re-computed as of each Bond Prepayment Date. (e.g., If Performance Credits totaling $930,000 are used to prepay bonds, the Municipal Share is approximately 1.666%: 5/9 x (930,000 / 31,000,000) x 100).

            1.41 "Net Cash Flow" means, for any period, the amount, computed on a cash basis, in accordance with generally accepted accounting principles, of:

            (i) the sum of (A) cash gross receipts, all cash investment income of the Partnership, and all cash received from any refinancing, sale or other event, and (B) any amounts released from reserves maintained by the Partnership, including those maintained pursuant to the FAME Bonds, reduced by:

            (ii) the sum of (A) cash disbursements of the Partnership for operating expenses (including payment of all Partnership administration, accounting, professional and similar expenses as determined by the General
Partners, and the Management Fee), for principal payments on debt permitted hereby, interest, other expenses, including any debt repayments required or elected to be made in connection with any refinancing, sale or other event, capital expenditures, payments required under any agreement to which the Partnership is a party, including, without limitation, payments to Charter Municipalities or Amending Charter Municipalities pursuant to an applicable long term waste disposal agreement or Waste Disposal Agreement, and payments to Bangor Hydro Electric Company, MRC and others pursuant to the Surplus Cash Agreement dated as of June 26, 1998, and (B) any increase in reserves required by any lender and any increase in working capital reserves as determined in the discretion of the General Partners; provided that any cash received, expenses incurred and disbursements made with respect to liquidation of the Partnership or Net Sale or Refinancing Proceeds shall not be taken into account in computing Net Cash Flow and further provided that the Indenture Residual (as defined in the Surplus Cash Agreement) shall not be taken into account in computing Net Cash Flow; the Indenture Residual to be distributed exclusively in accordance with the Surplus Cash Agreement.

            1.42 Net Sale or Refinancing Proceeds. "Net Sale or Refinancing Proceeds" means the net proceeds remaining from any sale or Disposition or taking of all or substantially all of the Partnership's property (including, without limitation, eminent domain or condemnation proceeds or proceeds from a Transfer under a threat of condemnation or eminent domain proceedings, title insurance proceeds and casualty insurance proceeds) or any refinancing of the FAME Bonds, in either case, after the payment of all costs and expenses related thereto, the payment for any capital expenditures or expenses for which such proceeds are to be used, and the setting aside of any reserves as reasonably determined by the General Partners.

            1.43 Net Tax Losses. "Net Tax Losses" means the net losses and other allowable deductions of the Partnership, as determined for Federal income tax purposes.


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            1.44 Notice. "Notice" means written notice delivered in accordance with Section 14.3.

            1.45 Operation and Maintenance Agreement. "Operation and Maintenance Agreement" means the Operation and Maintenance Agreement dated as of June 30, 1989, and amended as of January 1, 1992 between the Partnership and ESOCO, as the same may be further amended, modified or supplemented in accordance with its terms.

            1.46 Partners. "Partners" means the General Partners and the Limited Partners, collectively; "Partner" refers to any one of the Partners, or its successors or assigns.

            1.47 Partnership. "Partnership" means Penobscot Energy Recovery Company, Limited Partnership, a Maine limited partnership, which is the subject of this Partnership Agreement, as such Partnership may from time to time be constituted.

            1.48 Partnership Act. "Partnership Act" is the Maine Uniform Limited Partnership Act, as it may be amended from time to time.

            1.49 Partnership Capital Contribution Account. "Partnership Capital Contribution Account" means the account maintained by the Partnership pursuant to Section 3.10.

            1.50 Performance Credits. "Performance Credits" means, for purposes of this Agreement, that portion of Distributable Cash payable to the Amending Charter Municipalities under the Waste Disposal Agreements (constituting 1/3 of all Distributable Cash after deducting from the Amending Charter Municipalities' share the amount of Performance Credits payable to Charter Municipalities who are not Amending Charter Municipalities), including without limitation, that portion of the MRC Prepayment Account and the MRC Retention Subaccount released for the benefit of Equity Charter Municipalities as provided in the Bond Indenture.

            1.51 Person. "'Person" means any individual, firm, corporation, trust, partnership or other entity.

            1.52 PMC. "PMC" means PERC Management Company Limited Partnership, a Maine limited partnership, its successors and assigns.

            1.53 Power Purchase Agreement. "Power Purchase Agreement" means the Power Purchase Agreement dated as of June 21, 1984, between Bangor Hydro-Electric Company and the Partnership, as amended by Amendments No. 1 and No. 2 and as such agreement may be further amended from time to time.

            1.54 Purchase Price. "Purchase Price" means $31 million
($31,000,000).

            1.55 Purchasing Municipality. "Purchasing Municipality" means any Amending


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Charter  Municipality  which  exercises  its  option  under  Section  9.3 of the
Partnership Agreement to acquire, together with other Purchasing Municipalities, all of the Partnership interests in the Partnership, other than those held by the Equity Charter Municipalities.

            1.56 Qualified Investments. "Qualified Investments" means:

            (a) any evidence of indebtedness, maturing not more than two years after the date of` purchase, issued by the United States of America, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America;

            (b) any certificate of deposit issued by a commercial banking institution which is a member of the Federal Reserve System and which has a combined capital and surplus and undivided profits of not less than $500,000,000;

            (c) commercial paper issued by a corporation (other than the General Partners or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

            (d) any repurchase agreement which by its terms matures not later than five days from its date of execution with any bank or trust company organized under the laws of any state of the United States of America or any national banking association (provided such bank, trust company or national banking association has a combined capital, surplus and undivided earnings of not less than $500,000,000) any government bond dealer reporting to, trading with, and recognized as a primary dealer by the Federal Reserve Bank of New York, which agreement is secured by any one or more of the securities described in clause (a) above, so long as such securities shall at all times have a market value (exclusive of accrued interest) not less than one hundred three percent (103 percent) of the full amount of the repurchase agreement, dates of maturity not in excess of seven years and shall be delivered to another state of the United States of America or any national banking association, as custodian;

            (e) direct and general obligations of any state of the United States of America, or any political subdivision thereof the payment of the principal of and interest on which the full faith and credit of such state or political subdivision is pledged, provided that at the times of their purchase such obligations are rated, without giving effect to the addition of a "plus" to any rating, in either of the two highest rating categories by S&P or Moody's and mature not more than five years after the date of purchase;

            (f) variable rate obligations required to be redeemed or purchased by the obligor or its agent or designee upon demand of the holder thereof secured as to such redemption or purchase requirement by a liquidity agreement with a corporation and as to the payment of interest and principal either upon maturity or redemption (other than upon demand by the holder thereof) thereof by an unconditional credit facility of a corporation, provided that the variable rate obligations themselves are rated, without giving effect to the addition of a "plus" to any rating, in the highest rating categories in


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respect  to its long term  rating,  if any,  and in  either  of the two  highest categories in respect to its short term rating by either S&P or Moody's and that the corporations providing the liquidity agreement and credit facility have, at the date of acquisition of the variable rate obligation by the company, an outstanding issued of unsecured, uninsured and unguaranteed debt obligations rated, without giving effect to the addition of a "plus" to any rating, in either of the two highest rating categories by either S&P or Moody's; and

            (g) any Eurodollar certificate of deposit which by its terms matures not later than 30 days from its date of issuance and which is issued by any bank or trust company organized under the laws of any state of the United States of America or any national banking association (provided such bank, trust company, or national banking association has capital and unimpaired surplus of not less than $500,000,000), and

            (h) shall exclude any of the foregoing which may be issued by any of the Charter Municipalities.

            1.57 Qualifying Facility. "Qualifying Facility" means a small power production or cogeneration facility that is a qualifying facility under the Public Utility Regulatory Policies Act of 1978 and regulations promulgated thereunder and is a "small power producer" as such term is used in the Maine Small Power Production Facilities Act.

            1.58 Securities Act. "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

            1.59 Service. "Service" means the United States Internal Revenue Service.

            1.60 S&P. "S&P" means Standard and Poor's Rating Services a division of McGraw Hill.

            1.61 Substitute Limited Partner. "Substitute Limited Partner" means a Person who has become a Substitute Limited Partner pursuant to Section 10.4 of this Agreement.

            1.62 Surplus Cash Agreement. "Surplus Cash Agreement" means the agreement among the Partnership, Bangor Hydro-Electric Company and the MRC dated June 26, 1998, as the same may be amended from time to time, which agreement describes the understandings of the parties relative to the application of cash to be released from the Bond Indenture by the Trustee.

            1.63 Tax Return. "Tax Return" means the annual Federal income tax return of the Partnership, whether on Form 1065 or such other form as may hereafter be prescribed by the Service.

            1.64 Town. "Town" means the Town of Orrington, Maine.

            1.65 Transfer. "Transfer" means a sale, transfer, assignment, hypothecation, or other disposition of an interest in the Partnership.


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            1.66 Transferee. "Transferee" means a purchaser, transferee, assignee or pledgee of, or Person who takes an interest by means of hypothecation in, a Partnership interest.

            1.67 Transferor. "Transferor" means a seller, assignor or hypothecator of a Partnership interest.

            1.68 Waste Disposal Agreement. "Waste Disposal Agreement" means each Second Amended, Restated and Extended Waste Disposal Agreement between the Partnership and an Amending Charter Municipality as the same may be entered into and amended from time to time.

                  ARTICLE 2. THE PARTNERSHIP AND ITS BUSINESS.

            2.1 Continuation. The Partners hereby agree to continue the Partnership under the laws of the State of Maine. The Equity Charter Municipalities may be, and hereby are, admitted to the Partnership as Limited Partners. A General Partner shall take or cause to be taken all such further actions as are appropriate for the Partnership's continuance under the Partnership Act, including any required filings with the Office of the Secretary of State of the State of Maine.

            2.2 Name of Partnership. The name of the Partnership shall continue to be "Penobscot Energy Recovery Company, Limited Partnership." The Partnership may use the assumed name "Penobscot Energy Recovery Company, L.P."

            2.3 Address of Partnership. The address of the Partnership shall be 110 Main Street, Suite 1308, Saco, Maine, 04072, or such other location as determined by the General Partners.

            2.4 Purpose. The sole purpose of the Partnership shall be to own, maintain, enhance and operate the Facility, and to undertake any and all other acts and things necessary, proper, convenient, or advisable to effectuate and carry out such purpose.

            2.5 Term. The term of the Partnership shall continue until December 31, 2018, unless the Partnership is sooner dissolved as herein provided or by operation of law.

            2.6 Place of Business. The principal office and place of business of the Partnership shall be at 29 Industrial Way, Orrington, Maine. The Partnership may also maintain such other offices at such other places as the General Partners may deem advisable.

            2.7 Addresses of the Partners.

                       PERC Management Company Limited Partnership
                       110 Main Street
                       Suite 1308
                       Saco, Maine 04072


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                       Energy National, Inc.
                       1221 Nicollet Mall
                       Suite 700
                       Minneapolis, MN 55403-2445

                          Equity Charter Municipalities
                      c/o Municipal Review Committee, Inc.
                      Eastern Maine Development Corporation
                       One Cumberland Place
                       Bangor, ME 04401

                       ARTICLE 3. INVESTMENT OBLIGATIONS.

            3.1 Additional Capital Contributions of PMC and ENI. Neither PMC nor ENI is required to make any additional Capital Contributions to the Partnership.

            3.2 (a) Equity Charter Municipalities. Pursuant to their purchase rights set forth in their Waste Disposal Agreements, the Equity Charter Municipalities have the right, exercisable in the sole discretion of the MRC, to make Capital Contributions to the Partnership by application of their Performance Credits, in an aggregate amount not to exceed $31 million, in exchange for which they shall be allocated limited partnership interests sufficient to provide them (on a fully subscribed basis) with a 5/9th interest as Limited Partners in the Partnership constituting an aggregate 50% interest in the total capital and profits of the Partnership. The Partnership is obligated to use the proceeds of all such Performance Credits as directed by the MRC and in accordance with the Surplus Cash Agreement to prepay, purchase and cancel or defease, or otherwise retire the FAME Bonds or other Partnership borrowings.

                  (b) Manner of Exercise. Equity Charter Municipalities, acting through the MRC, may exercise their purchase rights no more frequently than once per Calendar Quarter (as defined in the Bond Indenture) by delivering notice of exercise to the Managing General Partner. The amount to be applied toward such purchases, and the timing of such purchases, shall be determined as follows:

                  (i) with respect to transfers to the Special Redemption Account under Section 7(a) of the Surplus Cash Agreement, the purchase amount shall equal the amount so transferred to the Special Redemption Account, effective as of the date of transfer;

                  (ii) with respect to the purchase and cancellation of Bonds under Section 7(b)(I) of the Surplus Cash Agreement, the defeasance of Bonds under Section 7(b)(ii) of the Surplus Cash Agreement or the optional redemption of Bonds under Section 7(b)(iii) of the Surplus Cash Agreement, the purchase amount shall equal the principal amount of the Bonds so purchased and canceled, defeased and discharged or redeemed, effective as of the date of cancellation, discharge or redemption, as applicable.

            Each such effective date is a "Bond Prepayment Date" hereunder. If a cancellation after purchase, and redemption and/or defeasance occurs on different dates in the same calendar quarter, for purposes of the effective date of the allocation of limited partnership interests acquired, the Bond Prepayment Date shall be the later of such dates. On or before such Bond Prepayment Date MRC shall deliver to the Partnership the MRC Allocation Certification specifying the respective ownership interest of the Equity Charter Municipalities as of that Date.

            3.3 Additional Capital Contributions. Except as provided in this
Article 3 and Section 12.3, Partners shall not be required to make any additional Capital Contributions or loans to the Partnership.

            3.4 No Interest on Capital. No interest shall be paid to any Partner on all or a portion of a Capital Contribution or on a balance in its Capital Account.

            3.5 Capital Withdrawals and Returns. Partners shall not have the right to withdraw or reduce their contributions to the capital of the Partnership except in accordance with this Agreement. Except as otherwise provided herein, Partners shall not have the right to demand or receive property, other than cash, in return for their Capital Contribution or have priority over another Partner, either as to the return of contribution of capital or as to profits, losses, or distributions, or as to compensation by way of income.

            3.6 Waiver of Partition Right. The Partners hereby waive and forfeit all rights arising out of statute or operation of law to seek, bring or maintain in any court an action for partition pertaining to any asset of the Partnership.

            3.7 Capital Accounts. A Capital Account shall be maintained with respect to each Partner in accordance with Federal income tax accounting principles and Treasury Regulation Section 1.704-1(b). Each Capital Account shall be credited with the amount of the cash contribution to the capital of the Partnership by such Partner, the fair market value of property contributed to the Partnership by such Partner (net of liabilities assumed with respect to such interest and liabilities to which such contributed property is subject), the distributive share of partnership income and gain (or items thereof) as allocated to such Partner pursuant to Section 4.1, and the distributive share of income exempt from tax. Each Capital Account shall be charged for the amount of any loss or deduction (or items thereof) allocated to such Partner pursuant to
Section 4.1, the amount of all distributions in cash to such Partner pursuant to this Agreement, the fair market value of property distributed to such Partner (net of liabilities assumed with respect to such interest and liabilities to which such distributed property is subject), and the distributive share of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (which share shall be determined in accordance with the allocable interests in the Partnership). The following rules shall apply in maintaining Capital Accounts with respect to interests in the Partnership:

            (a) A Partner who has more than one interest in the Partnership shall have a single Capital Account that reflects all such interests, regardless of the class of interests owned by such Partner (e.g., general or limited) and regardless of the time or manner in which such interests were acquired.

            (b) For purposes of this Section, amounts described in Section 709 of the Code (other than amounts with respect to which an election is in effect under Section 709(b) of the Code) shall be treated as described in Section 705(a)(2)(B) of the Code.

            (c) If property is distributed by the Partnership, Capital Accounts shall be adjusted as though such property had been sold on the date of such distribution for its then fair market value, and any gain or loss on such sale had been allocated in accordance with Section 4.1.

            (d) If property is contributed to the Partnership,  Capital Accounts
shall   be   adjusted   in   accordance   with   Treasury   Regulation   Section
1.704-1(b)(2)(iv)(d)(3).

            (e) Capital Accounts shall be adjusted, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(j), to reflect any adjustments to the basis of Partnership property under Section 48(q) of the Code.

            (f) if, in any taxable year, the Partnership has in effect an election under Section 754 of the Code, Capital Accounts shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

            3.8 Capital Contribution Account. A Capital Contribution Account shall be maintained with respect to each Partner. The Capital Contribution Account shall be credited with the amount of the Capital Contributions each made by each Partner .

            3.9 Partnership Capital Contribution Account. A Partnership Capital Contribution Account shall be maintained with respect to the Partnership as a whole. The Partnership Capital Contribution Account shall be credited with the amount of all Capital Contributions made by all Partners. The balance in the Partnership Capital Contribution Account at any time shall reflect the sum of the balances reflected in the separate Capital Contribution Accounts of the Partners.

            3.10  Optional  Loans from  General  Partners  and  Affiliates.  The
Partnership may borrow funds from the General Partners or their Affiliates, provided that no General Partner or Affiliate shall be obligated to make such loans. Any such loans ("General Partner Loans") shall be on terms no less favorable to the Partnership than would be reasonably available to the Partnership from non affiliated commercial lenders. To the extent General Partner Loans have not been repaid prior to the determination of Distributable Cash, General Partner Loans shall be repaid as a priority in accordance with
Section 5.1.

                         ARTICLE 4. PROFITS AND LOSSES.

            4.1 Allocation of Profits and Losses.

            (a) General Rule. (i) All Partnership items of income, gain, loss, deduction or credit (including without limitation investment tax credits and accelerated cost recovery deductions), other than those profits and losses arising from Capital Transactions, as determined for Federal income tax purposes, shall be allocated in the same proportion as the Partners share in Net Cash Flow for the period under Section 5.1(c).

            (ii) Notwithstanding the foregoing, in no event shall a loss for any year be allocated to a Limited Partner to the extent it would cause the aggregate negative Capital Accounts of the Limited Partners having negative Capital Accounts (such aggregate to be stated as a positive number) to exceed the sum of Minimum Gain on the last day of such year. For purposes of this subparagraph (ii), the Capital Accounts of ENI and PMC shall be deemed to include only those adjustments made with respect to ENI or PMC in its capacity as a Limited Partners.

            (iii) Notwithstanding the foregoing, except as provided in subparagraph (ii) above, in the event any Equity Charter Municipality, as a Limited Partner, unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Deficit Capital Account Balance in such Limited Partner's Capital Account created by such adjustments, allocations, or distributions. Any special allocations of items of income or gain pursuant to this subsection shall be taken into account in computing subsequent allocations of other net profits, net losses and all other items allocated to the Limited Partner pursuant to Article 4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to the Limited Partner pursuant to the provisions of this Article 4.1 had such unexpected adjustments, allocations or distributions not occurred. "Adjusted Deficit Capital Account Balance" shall mean the deficit Capital Account balance of a Limited Partner, if any, as of the end of the relevant fiscal year of the Partnership, after giving effect to the following: (A) credit to such Capital Account any amounts the Limited Partner is obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-1(b)(4)(iv)(f), and
(B) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

            (iv) Except as provided in subparagraph (ii) above, in the event an Equity Charter Municipality, as a Limited Partner, has an Adjusted Deficit Balance Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (A) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-1(b)(4)(iv)(f), such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

            (b) Capital Transactions. (i) Any net gain realized by the Partnership arising from a Capital Transaction shall be allocated among the Partners and credited to their Capital Accounts (after crediting or charging thereto the appropriate portion of all net profits or net losses of the Partnership for the current year in accordance with Section 4.1(a) and after distributing all amounts to be distributed to the Partners pursuant to Article 5 hereof (including the Net Proceeds of Sale or Refinancing arising out of the Capital Transaction giving rise to the allocation hereunder) in the following order of priority (in each case, reflecting in the balance of the Capital Accounts any profit or loss credited or charged, as the case may be, pursuant to the preceding paragraph):

            First, if the Capital Account of any Limited Partner has a negative balance, gain shall first be credited to the Capital Accounts of the Limited Partners which have such negative balances, in proportion to such negative balances, until such time as the Capital Accounts of all such Limited Partners equal zero;

            Second, if the Capital Account of any General Partner has a negative balance, gain shall next be credited to the Capital Accounts of the General
Partners which have such negative balances, in proportion to such negative balances, until such time as the Capital Accounts of all such General Partners equal zero; and

            Third, any remaining gain shall be allocated to the Partners in the proportion in which they share distributions of Net Cash Flow for the applicable period under Section 5.1(c).

            (ii) Net losses incurred by the Partnership arising from Capital Transactions shall be charged to the Capital Accounts of the Partners (after crediting or charging thereto the appropriate portion of all net profits or net losses of the Partnership for the current year in accordance with Section 4.1(a) and after distributing all amounts to be distributed for such year pursuant to
Article 5) in the following order of priority:

            First, loss shall be charged to the Capital Accounts of the Partners in proportion to and to the extent of the positive Capital Accounts of the Partners; and

            Second, the balance of any loss shall be charged in the proportion in which profits and losses are allocated for the applicable period under subparagraph (i) paragraph (a) above without regard to subparagraph (ii) thereof.

            4.2 Restoration of Negative Capital Accounts. Except as may be required by Section 12.3, or in respect of any negative balance resulting from a distribution in contravention of this Agreement, at no time during the term of the Partnership shall a Partner with a negative balance in its Capital Account have any obligation to the Partnership or to another Partner to restore such negative balance.

            4.3 Partnership Adjustments. In the event of the Transfer of all or any part of the Partnership interest of a Partner or upon the death of a Partner (if such Partner is a natural person), the Partnership may elect to adjust the basis of Partnership property. Any increase or decrease in the amount of any item of income, gain, loss, deduction or credit attributable to an adjustment to the basis of Partnership assets made pursuant to a valid election under Sections 734, 743 and 754 of the Code, and pursuant to corresponding provisions of applicable state and local income tax laws, shall be charged or credited, as the case may be, to those Partners entitled thereto under such laws.

            4.4 Allocations to Transferred Partnership Interests. Profits, losses, gains, deductions and credits allocated to a Partnership interest assigned or reissued during a Fiscal Year shall be allocated to each Person who was the holder of the Partnership interest during such Fiscal Year, in proportion to the number of days that each such holder was recognized as the owner of such Partnership interest during such Fiscal Year or during an interim period in respect of which the books of the Partnership shall be closed, as the case may be, or in any other manner required or permitted by the Code and selected by the General Partners in accordance with this Agreement, without regard to the results of Partnership operations or the date, amount or recipient of any distributions which may have been made with respect to such Partnership interest. The effective date of the assignment shall be (a), in the case of a voluntary assignment, the actual date the assignment as recorded on the books of the Partnership, or (b) in the case of involuntary assignment, the date of the operative event.

            ARTICLE 5. DISTRIBUTIONS.

            5.1 Net Cash Flow. Subject to compliance with each applicable Waste Disposal Agreement and the Surplus Cash Agreement, the Partnership shall distribute its Net Cash Flow quarterly as follows:

            (a) First, to repay General Partner Loans in accordance with their terms;

            (b) Second, until the Capitalized Management Fee has been paid in full, ten percent (10%) to the General Partners to pay the Capitalized Management Fee; and

            (c) Third, the balance ten percent (10%) to the General Partners in accordance with the GP Sharing Ratios and ninety percent (90%) to the Limited Partners in accordance with the LP Sharing Ratios.

            Upon delivery of the Partnership's annual audit, the allocation of Net Cash Flow for the year covered by the audit shall be adjusted to accord with the audit, and consistent with the audit, allocations among Partners shall be prorated for such year on a daily basis. Any credits or debits due to or from any Partner with respect to such annual period shall be applied or credited to the next distribution of Net Cash Flow, until an equalization for the audited year has been fully implemented. Allocations to the Equity Charter Municipalities shall be in accordance with the MRC Allocation Certification in effect as of each Bond Prepayment Date.

            5.2  Net  Sale  or  Refinancing  Proceeds.   The  Partnership  shall
distribute Net Sale or Refinancing Proceeds within 120 days of the event giving rise to such proceeds in the following manner:

            First, to those Partners having positive Capital Accounts in proportion to such accounts until such accounts have been reduced to zero; and

            Second, to all Partners in the same manner as it distributes Net Cash Flow of the applicable period under Section 5.1.

            5.3 Distributions in Kind. Partners shall not be entitled to receive as distributions from the Partnership any Partnership asset other than money. The General Partners shall not be permitted to distribute assets to the Limited Partners in kind.

            5.4 Distribution Restrictions. The Partners acknowledge and consent to the provisions of the FAME Bonds and other Partnership borrowings which restrict distributions to Partners and agree to abide by such restrictions.

          Article 6. POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNERS.

            6.1 Management Authority.

            (a) Establishment of Management Committees. As soon as practicable following the date hereof, the General Partners shall establish the Management Committee, which shall have the full authority and discretion with respect to the management of the Partnership's business, except as provided in paragraph
(d), (e) and (h) below or as delegated to the Managing General Partner pursuant to written policies and directives adopted by the Management Committee. Until the establishment of the Management Committee, the General Partners shall have full authority and discretion with respect to management of the Partnership's business and thereafter shall have the authority set forth herein.

            (b) Composition of Management Committee. The Management Committee shall consist of two members, one member appointed by each of the General Partners, who shall not be entitled to receive any fee, wage or salary from the Partnership for such services, except that the Partnership may reimburse members of the Management Committee for reasonable expenses incurred in connection with performing Management Committee duties. The Management Committee shall meet from time to time upon five days notice from either member to the other. A prior agenda shall be submitted for each meeting, if convenient, and minutes of each meeting shall be kept and such minutes shall be signed by each member of the Management Committee. A quorum at any meeting of the Management Committee shall consist of all of the members, and a quorum shall be required for any meeting of the Management Committee to be held. If the meeting is held by telephone, minutes will be prepared and circulated for signature. Each member of the Management Committee shall be deemed to hold 50 percent of the voting power of the Management Committee. Subject to Section 6.1(e), any decision of the Management Committee shall be binding upon the Partners. In the event that 50 percent of the Management Committee's voting power shall have been voted for opposite positions with respect to a proposal or matter considered by the Management Committee, such deadlock shall constitute a defeat of the proposal or matter under consideration.

            (c) Powers of Management Committee. Without limiting the general powers of the Management Committee under paragraph (a) above, the Management Committee is hereby specifically directed to:

            (i) develop a program and scope of work for each phase of the Facility's maintenance and operation;

            (ii) approve the Partnership's capital requirements for each phase of the Facility's maintenance and operation, including any capital and operating budgets prepared by the Managing General Partner, as well as approve and execute instruments of debt, contracts and leases and maintain bank accounts;

            (iii) adopt rules and amendments or supplements to such rules concerning the conduct of the affairs of the Management Committee and the business of the Partnership and such other matters as the Management Committee shall deem appropriate and which are not inconsistent with the provisions of this Agreement;

            (iv) obtain adequate insurance governing the interests of the parties and the Partnership and protecting and indemnifying all members of the Management Committee and officials and employees of the Partnership for liability incurred in performing their duties;

            (v) approve any tax policy matters regarding the Partnership;

            (vi) form an audit committee and appoint auditors;

            (vii) approve general accounting methods; and

            (viii) execute and deliver such documents and instruments as may be necessary to effectuate the terms of this Agreement, including, but not limited to, all documents and instruments relating to the financing for and operation of the Facility.

            (d) Actions Reserved to General Partners. Any action taken in compliance with the directives of the Management Committee shall be binding on the Partners. Nevertheless, the following items of Partnership business shall be presented to the General Partners for approval or rejection:

            (i) refinancing or replacement of any mortgage or other security interest related in any way to the Partnership's property, and the repayment in whole or in part, refinancing, recasting, modification, consolidation or extension of the terms of any indebtedness owed by the Partnership or affecting all or a portion of any Partnership property;

            (ii) the reduction of, or proposed addition to, Partnership capital;

            (iii) the acquisition or disposition of significant assets of the Partnership other than in the ordinary course of business;

            (iv) the expansion or contraction of the Partnership or its business;

            (v) the addition of new Partners (except as provided herein, Charter Municipalities) or the Transfer of Partnership interests;

            (vi) contracting with or terminating any organization providing day-to-day management services or other services to the Partnership on a contract or other regular basis;

            (vii) the creation, renegotiation or renewal of major leases relating to significant property utilized in connection with the operations of the Partnership;

            (viii) the approval of terms and conditions of any agreement for management of the Facility;

            (ix) the approval of all budgets; and

            (x) approval of the terms and conditions of any contract or agreement pursuant to which the Partnership would expend or receive $100,000 or more in any Fiscal Year.

            (e) Right to Reverse Action. The General Partners shall have the right to review and reverse any decision made or action authorized by the Management Committee in the manner provided in this paragraph (e). The representative of either General Partner on the Management Committee may exercise the right to review an action or authorization of the Management Committee by giving verbal notice at the meeting of the Management Committee at which the action or authorization was approved that a period of time for review of the action or authorization is desired. Within five days thereafter, the vote of the General Partners shall be taken, and the action or decision of the Management Committee shall be reversed if reversal is voted for by both General Partners.

            (f) General Partner Voting. In the event that the General Partners shall have voted for opposite positions with respect to a matter considered by the General Partners, such deadlock shall constitute a defeat of the proposal or matter under consideration. Any General Partner aggrieved by the defeat of the proposal or matter may bring it to arbitration pursuant to Section 14.14 to break the deadlock. PMC shall have one vote and ENI shall have one vote on all matters submitted to the General Partners for vote.

            (g) Removal and Replacement of Management Committee Members. A General Partner, in its sole discretion, may remove a member of the Management Committee previously appointed by such General Partner, at any time and from time to time. Each party shall have the right to fill vacancies occurring in the positions occupied by appointees of such party.

            (h) Powers of General Partners. In furtherance of the purpose of the Partnership as set forth in Section 2.4 of this Agreement, each of the General Partners is hereby granted the right, power and authority to do on behalf of the Partnership at any time before or after establishment of the

Management Committee, all things which, in the judgment of the General Partners, are necessary, proper or desirable to carry out their duties and responsibilities hereunder, including, but not limited to the following: from time to time to incur all reasonable expenditures; to employ and dismiss from employment any and all employees, agents, contractors, brokers, attorneys and accountants; to create, by grant or otherwise, easements and servitudes; to borrow money on an unsecured basis; to borrow money in any amount from any Person including the General Partners and their Affiliates, on a recourse or nonrecourse basis, and as security therefor to mortgage all or any part of the Partnership's property; to renovate, alter, improve, Partnership's property repair, raze, replace or rebuild any building or other improvement on all or any portion of any Partnership property which is real estate; to purchase or acquire interests in real or personal property; to obtain refinancings or replacements of any mortgages or other security instruments related in any way to any Partnership property, and to prepay in whole or in part, refinance, recast, modify, consolidate or extend any of the terms of any indebtedness owed by the Partnership or affecting all or any portion of any Partnership property; to do any and all of the foregoing at such price or amount for cash, securities or other property and upon such terms as the General Partners deems proper; and to execute, acknowledge and deliver any and all contracts, agreements or other instruments to effectuate any and all of the foregoing. A unanimous written consent authorizing any of the foregoing actions and signed by both of the General Partners shall be conclusive evidence of the exercise of the authority set forth in this paragraph (h).

            (i) Indemnification. The Partnership shall indemnify and save harmless the members of the Management Committee against all actions, claims, demands, costs and liabilities arising out of the acts, or failure to act, of any such members within the scope of the Partnership's business; provided, however, that the same were the result of action or inaction of such person which he, in good faith, determined was in the best interests of the Partnership and which course of conduct did not constitute willful misconduct on the part of such Management Committee member.

            (j) Devotion of Time; Affiliates. Each of the General Partners shall devote such time to the Partnership business as the General Partners mutually determine is necessary to supervise the Partnership's business and affairs in an efficient manner; but nothing contained in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or other third party to operate and manage all or any portion of the property, business or operations of the Partnership, subject to the control of the General Partners. Subject to
Section 6.3 of this Agreement, Affiliates of either of the General Partners may be employed by the Partnership to perform any other services for the Partnership as the General Partners mutually determine is necessary.

            (k) Other Activities. Neither of the General Partners shall. be required to manage the Partnership as its sole and exclusive function, and it may have other business interests and may engage in other activities in addition to those relating to the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the Partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper. Partners and their Affiliates shall not be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and each of them shall have the right to take for its own account (individually or otherwise) or to recommend to others any such particular investment opportunity.

            (l) Compliance with FAME Bonds. Notwithstanding anything in this Agreement to the contrary, the General Partners shall not be obligated to take any action that is inconsistent with the terms and conditions of the FAME Bonds.

            (m) Except as required by law or pursuant to a dissolution and winding up in accordance with this Agreement, in no event shall the General Partners have any power to sell, exchange, lease or otherwise transfer all or substantially all of the assets of the Partnership; provided, however, that this paragraph (m) shall not limit the ability of the General Partners or the Partnership to enter into or perform all agreements entered into in connection with the FAME Bonds, or any authorized replacement financing for the FAME Bonds.

            6.2 Fiduciary Duties. The General Partners shall have the fiduciary duty to conduct the affairs of the Partnership for the exclusive benefit of the Partner ship and in accordance with the provisions of applicable law and to use all Partnership funds and assets in the best interests of the Partnership. Except as otherwise required by the FAME Bonds or other Partnership borrowings, all funds of the Partnership shall be invested only in Qualified Investments or deposited in the name of the Partnership in separate interest-bearing accounts in a federally insured bank or savings and loan association. The Managing General Partner shall have full authority on behalf of the Partnership to adopt such resolutions as may be required by any such bank or savings and loan association for the operation of such account, to make deposits and withdrawals from such account, to make and execute the checks, drafts, notes and other instruments representing funds of the Partnership in such account, and to take any and all such other action as may be necessary or appropriate in connection with the operation of such account.

            6.3 Business with Affiliates, Associates. The General Partners shall not cause the Partnership to transact any business with the General Partners, collectively or individually, or an Affiliate or Associate thereof, for goods or services in connection with the conduct of the Partnership's business, except that such transaction may be effected if the transaction is on terms no less favorable to the Partnership than would be available in a bona fide arm's length transaction with an unaffiliated Person.

            6.4 Compensation. In consideration of the Management services to be performed by the General Partners, the Partnership shall pay to the General Partners the Management Fee (including any accrued and unpaid portion of the Fee) as follows: seventy percent (70%) to PMC and thirty percent (30%) to ENI. Payments of the Management Fee shall be made quarterly during the remaining term of the Partnership. The Partners acknowledge that the Management Fee is a guaranteed payment within the meaning of Section 707(c) of the Code and furthermore is not to be treated as a distribution under Article 5 for any purpose.

            6.5 Reimbursement. The Partnership shall reimburse the General Partners for the cost of goods, materials and services used for or by the Partnership. The General Partners shall not be reimbursed by the Partnership for any indirect expenses incurred in performing services for the

Partnership, such as officers' salaries, rent, utilities and other overhead items. The Partnership shall, however, reimburse the General Partners for (a) out of pocket expenses and overhead in connection with operating the Facility and (b) services which could be performed directly for the Partnership by independent parties, such as legal, accounting, duplicating and other similar services. Such amounts charged to the Partnership shall not exceed the lesser of
(a) the actual cost of such services to the party providing them or (b) the amount which the Partnership would be required to pay to independent parties for comparable services. Each such payment and reimbursement of expenses pursuant to this Section 6.5 shall be made prior to any distributions under Article 5.

            6.6 Establishment of Reserves.

            (a) The Managing General Partner shall establish such reserve funds as may be required by FAME, or upon any authorized refinancing of the FAME Bonds, and shall cause to be deposited therein such amounts as may be so required.

            (b) Pursuant to the terms of this Agreement, the Managing General Partner may from time to time establish such reserves for the Partnership as it deems reasonable and necessary.

                   ARTICLE 7. REPRESENTATIONS, WARRANTIES AND
                                COVENANTS OF THE PARTNERS.

            7.1 Representations, Warranties and Covenants of PMC. PMC hereby represents and warrants to and covenants with the Partnership and the Partners as follows:

                  (a) Organization. PMC is a duly formed and validly existing limited partnership under the laws of the State of Maine and it is or will be duly qualified to operate as a foreign limited partnership and to own its assets and properties and to carry on its business in the other jurisdictions where it owns or leases or will own or lease such assets or properties or carries on or will carry on such business, except where the failure to so qualify would not have a material adverse effect on the results of operations or financial condition of the Partnership.

                  (b) Authorization; No Conflicts. Except for the possible retained rights of Charter Municipalities who do not become Amending Charter Municipalities, the execution, delivery and performance by PMC of this Agreement
(i) has been duly authorized by all necessary partnership action, (ii) does not contravene any material provision of any indenture, agreement or other instrument to which PMC is a party, or by which PMC or any of its properties are bound and (iii) does not and will not conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

                  (c) Validity. This Agreement has been duly authorized, executed and delivered by PMC and constitutes the legal, valid and binding obligation of PMC, enforceable against PMC in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by moratorium laws from time to time in effect and general equitable principles.

                  (d) No Violation of Law. The execution, delivery and performance by PMC of this Agreement does not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Partnership or PMC, except those the violation of which would not have a material adverse effect on the Partnership or PMC.

                  (e) Pending or Threatened Litigation. There are no actions, suits or proceedings pending or, to its knowledge, threatened against PMC in any court or by or before any governmental department, agency or instrumentality or any arbitrator, in which there is a reason able possibility of an adverse decision which could materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of PMC, or the ability of PMC to perform its obligations under this Agreement.

                  (f) Utility. PMC is not a utility or a public utility or subject to regulation as such, and the Facility constitutes a "qualifying small power production facility" under the Public Utility Regulatory Policies Act of 1978, as amended, and the regulations in effect thereunder.

                  (g) Taxes. All United States Federal income tax returns and all other tax returns or reports (Federal, state, local or foreign) which are required to be filed with respect to or by PMC have been filed as required, or the time for filing appropriately extended, and all taxes shown to be due on such returns or reports or pursuant to any assessment received by PMC in respect thereof have been paid, other than assessments, the applicability, validity or amount of which is being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of PMC in accordance with GAAP with respect to such assessment. The charges, accruals and reserves on the books of PMC in respect of taxes or other governmental charges are adequate and have been made in accordance with GAAP.

                  (h) Disclosure. To the best knowledge of PMC, after due inquiry, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Partnership or PMC in writing to the Equity Charter Municipalities for purposes of or in connection with the Facility was true and accurate in all material respects on the date as of which such information was dated or certified and was not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

                  (i) QF Not Impaired. PMC's execution and delivery of this Agreement, and its performance according to the terms hereof, shall not prevent the Facility from being owned and operated as a Qualifying Facility.

                  (j) Net Worth. PMC's sole general partner, PERC, Inc., a Delaware corporation, has, as of the date hereof, a net worth of not less than $1,000,000.

                  (k) Notice of Default. PMC shall forward to the Partners a copy of any notice received by PMC of any default under any agreement or instrument to which the Partnership is a party or by which it is bound not later than the next business day following the receipt thereof.

                  (l) Partnership Status. PMC will not knowingly take any action that would cause the Partnership to be treated for Federal income tax purposes other than as a partnership taxable under Subchapter K of the Code as in effect on the date hereof.

            7.2 Representations, Warranties and Covenants of ENI. ENI hereby represents and warrants to and covenants with the Partnership and the Partners as follows:

                  (a) Organization. ENI is a corporation duly formed, validly existing and in good standing under the laws of the State of Utah and it is or will be duly qualified to operate as a Foreign corporation and to own its assets and properties and to carry on its business in the other jurisdictions where it owns or leases or will own or lease such assets or properties or carries on or will carry on such business, except where the failure to so qualify would not have a material adverse effect on the results of operations or financial condition of Partnership.

                  (b) Authorization; No Conflicts. The execution, delivery and performance by ENI of this Agreement (i) has been duly authorized by all necessary corporate action, (ii) does not contravene any material provision of any indenture, agreement or other instrument to which ENI is a party, or by which ENI or any of its properties are bound and (iii) does not and will not conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

                  (c) Validity. This Agreement has been duly authorized, executed and delivered by ENI and constitutes the legal, valid and binding obligation of ENI, enforceable against ENI in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by moratorium laws from time to time in effect and general equitable principles.

                  (d) No Violation of Law. The execution, delivery and performance by ENI of this Agreement does not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Partnership or ENI, except those the violation of which would not have a material adverse effect on the Partnership or ENI.

                  (e) Pending or Threatened Litigation. There are no actions, suits or proceedings pending or, to its knowledge, threatened against ENI in any court or by or before any governmental department, agency or instrumentality or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of ENI, or the ability of ENI to perform its obligations under this Agreement.

                  (f) Utility. ENI is a wholly owned subsidiary of a public utility and is subject to regulation as such. However, ENI's interest in the Partnership is less than 50% and as a result, the Facility constitutes a "qualifying small power production facility" under the Public Utility Regulatory Policies Act of 1978, as amended, and the regulations in effect thereunder.

                  (g) Taxes. All United States Federal income tax returns and all other tax returns or reports (Federal, state, local or foreign) which are required to be filed with respect to or by ENI have been filed as required, or the time for filing appropriately extended, and all taxes shown to be due on such returns or reports or pursuant to any assessment received by ENI in respect thereof have been paid, other than assessments, the applicability, validity or amount of which is being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of ENI in accordance with GAAP with respect to such assessment. The charges, accruals and reserves on the books of ENI in respect of taxes or other governmental charges are adequate and have been made in accordance with GAAP.

                  (h) Disclosure. To the best knowledge of ENI, after due inquiry, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Partnership or ENI in writing to the Equity Charter Municipalities for purposes of or in connection with the Facility was true and accurate in all material respects on the date as of which such information was dated or certified and was not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

                  (i) QF Not Impaired. ENI's execution and delivery of this Agreement, and its performance according to the terms hereof, shall not prevent the Facility from being owned and operated as a Qualifying Facility.

                  (j) Net Worth. ENI has as of the date hereof a net worth of not less than $1,750,000.

                  (k) Notice of Default. ENI shall forward to the Partners a copy of any notice received by ENI of any default under any agreement or instrument to which the Partnership is a party or by which it is bound.

                  (l) Partnership Status. ENI will not knowingly take any action that would cause the Partnership to be treated for Federal income tax purposes other than as a partnership taxable under Subchapter K of the Code as in effect on the date hereof.

            7.3 Representations, Warranties and Covenants of Equity Charter Municipalities. Upon Equity Charter Municipalities becoming Limited Partners, the MRC on behalf of the Equity Charter Municipalities will represent, warrant and covenant with the Partnership and the Partners as follows:

                  (a) Authorization. The execution, delivery and performance by MRC on behalf of the Equity Charter Municipalities of this Agreement (i) has been duly authorized by all necessary public or private action of such Equity Charter Municipality (ii) does not contravene any material provision of any agreement or other instrument to which such Equity Charter Municipality is a party or by which such Equity Charter Municipality or any of its properties are bound and (iii) does not and will not conflict with, result in a breach of, or constitute (with lapse or notice of time or both) a default under any agreement or other instrument binding on such Equity Charter Municipality.

                  (b) Validity. This Agreement has been duly authorized by each Equity Charter Municipality and duly executed and delivered by MRC on behalf of each of the Equity Charter Municipalities and constitutes the legal, valid and binding obligation of each Equity Charter Municipality, enforceable against each Equity Charter Municipality in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by moratorium laws from time to time in effect and general equity principles.

                  (c) No Violation of Law. The execution, delivery and performance by MRC on behalf of each of the Equity Charter Municipalities of this Agreement does not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Partnership or Equity Charter Municipality, except those the violation of which would not have a material adverse effect on the Partnership or such Equity Charter Municipality.

                           ARTICLE 8. INDEMNIFICATION.

            8.1 Indemnity for Acts and Omissions.

                  (a) Each of the General Partners shall be indemnified and held harmless by the Partnership from and against any and all reasonable attorneys fees, claims, demands, liabilities, costs, damages and causes of action arising out of or incidental to its management or administration of the affairs of the Partnership; provided, however, that the same were the result of action or inaction of such General Partner which it, in good faith, determined was in the best interests of the Partnership and which course of conduct did not constitute gross negligence or willful misconduct on the part of such General Partner or breach of any representation, warranty or covenant of such General Partner under
Article 7; provided further, however, that all claims for indemnification made by the General Partners under this paragraph (a) shall be made only against and shall be limited to the assets of the Partnership and a General Partner shall have no recourse against the other Partners with respect to such claims.

                  (b) Each of the Limited Partners shall be indemnified and held harmless by the Partnership from and against any and all reasonable attorneys' fees, claims, demands, liabilities and costs, damages and causes of action arising out of or incidental to the affairs of the Partnership, provided, however, that the same were the result of action or inaction of such Limited Partner which it, in good faith, determined was in the best interests of the Partnership and which course of conduct did not constitute gross negligence or willful misconduct on the part of such Limited Partner a breach of any of its representations, warranties or covenants or those made on its behalf under
Article 7; provided further, however, that all claims for indemnification made by the Limited Partners under this paragraph (b) shall be made only against and shall be limited to the assets of the Partnership and the Limited Partners shall have no recourse against the General Partners with respect to such claims.

                  (c)  Indemnifications  authorized under this Section 8.1 shall include payment of reasonable attorneys' fees or other expenses incurred in connection with settlement or in any legal proceeding, claims or demands and the removal of any liens affecting any property of the indemnitee. Such indemnification rights shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which a Partner or the Partnership shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. Payment obligations of the Partnership under this Section 8.1 shall be junior in right of payment to the prior payment in full of all obligations under the FAME Bonds.

            ARTICLE 9. RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS AND 2018
                       PURCHASE OPTION.

            9.1 No Control by the Limited Partners. The Limited Partners, in their capacity as Limited Partners, shall not take part in the control of and shall not take part in the management of the Partnership's business and shall have no right or authority to act for or to bind the Partnership.

            9.2  Limitation on Liability.  Except as required by Article 3 or by
Section 12.3, a Limited Partner shall not have any liability to contribute money to the Partnership, shall not be personally liable for any obligations of the Partnership, and shall not be obligated to make loans to the Partnership. Nothing else set forth in this Agreement, in any other document and nothing arising from any transaction contemplated by any of the foregoing agreements, shall in any way remove, diminish or affect this limitation of liability.

            9.3 2018 Purchase Option. Commencing on March 31, 2018 and terminating on December 31, 2018, the Amending Charter Municipalities, or any one or more of Amending Charter Municipalities (provided they continue as parties to Waste Disposal Agreements with the Partnership as of that date) have the right to elect to purchase all of the interests in the Partnership other than those already owed by the Equity Charter Municipalities for a purchase price equal to the then fair market value of such interests. Upon exercise of this option, (which shall be by written notice to the Partnership) the Purchasing Municipalities shall, within 60 days after such notice, deliver to the Partnership the full amount of the purchase price and the Partnership shall, in turn, use the entire purchase price to redeem all of the Partnership interests (both general and limited partnership interests) of the then existing Partners, excluding Equity Charter Municipalities. Upon the effective date of such redemption, (i) notwithstanding any restrictions under Article 11 of the Partnership Agreement, the existing General Partners shall withdraw from the Partnership, (ii) MRC, or another person designated by MRC, shall be admitted to the Partnership as the Partnership's new sole General Partner on such terms and conditions as the MRC deems appropriate in its sole discretion, (iii) the Equity Charter Municipalities shall remain Limited Partners of the Partnership, and
(iv) the Purchasing Municipalities shall be admitted as Limited Partners of the Partnership, with such proportionate interests as the MRC shall determine is fair and equitable.

            For purposes of the foregoing, fair market value shall be determined
of  as  follows:   On  or  before   February  1,  2018,  the  Amending   Charter
Municipalities (as a group) and the General Partners

(as a group) shall each select an investment bank or otherwise qualified appraiser to appraise the Partnership interests held by all Partners other than the Equity Charter Municipalities. Each appraiser selected shall submit its written appraisal within thirty days of its selection. If the two appraisals are within ten percent of each other, the fair market value for the interest shall be the average of the two values. If the two values differ by more than ten percent, the two appraisers selected shall jointly appoint a third appraiser, such appointment to be made no later than March 15, 2018. The third appraiser shall determine which of the first appraisals more accurately reflects the fair market value of the interests to be redeemed and that appraisal shall be the fair market value of the interests and shall be binding on the General Partners and the Amending Charter Municipalities for all purposes under this section.

            If the purchase option is not exercised by the Amending Charter Municipalities within the period specified, the option shall terminate and be of no further force and effect. Each of the Partners agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate to give effect to any exercise of this purchase option. The distribution by the Partnership to the then existing Partners in redemption of their Partnership interests shall be made to the terminating Partners in accordance with Section 5.2 of the Partnership Agreement as if the distributions were proceeds from a sale or refinancing.

             ARTICLE 10. TRANSFER OF LIMITED PARTNERSHIP INTERESTS.

            10.1 Prohibited Transfers. The Limited Partners may not Transfer or otherwise encumber their interest in the Partnership or any part thereof in any way whatsoever except as permitted in this Article 10, and any such Transfer or encumbrance in violation of this Article 10 shall be null and void as against the Partnership, except as otherwise provided by law.

            10.2 Permitted Transfers by Limited Partners. Subject to compliance with the FAME Bonds, ENI and PMC may transfer their interests as Limited Partners at any time. An Equity Charter Municipality may transfer all or any part of its interest in the Partnership (but only if the Transferor shall not then be in material default under this Agreement), provided that:

            (a) Any Transferee shall take such interest subject to the terms, provisions and conditions of this Agreement and shall acknowledge its acceptance of this Agreement by executing and delivering to the remaining Partners an instrument in form satisfactory to said Partners whereby such Transferee assumes and agrees to be bound by all the terms, provisions and conditions hereof and to become, in the place of the transferring Equity Charter Municipality, a Partner for all purposes herein (although in connection with such transferee's assumption of obligations hereunder, such Transferee shall be entitled to the benefit of any limitation upon the liability of the Transferor hereunder).

            (b) Such Transfer must be for cash consideration, and all costs to the Partnership of such Transfer shall be paid by the Transferee or Transferor.

            (c) Each of the General Partners shall have Consented to the Transfer which Consent any such Partner may grant or withhold in its sole discretion. The Partners acknowledge that it is the General Partners' intent that they will not consent to the transfer of any Limited Partnership interest held by an Equity Charter Municipality unless the transfer is to another Equity Charter Municipality.

            10.3 Right of First Refusal. Before consummating a Transfer of its interest in the Partnership in a transaction otherwise permitted under this
Section 10.3, an Equity Charter Municipality desiring to consummate such Transfer (the "Assigning Limited Partner") shall give written notice to the Non-assigning Limited Partners of the proposed transaction and shall deliver to the Nonassigning Limited Partners with such notice a copy of the bona fide written offer from a prospective Transferee (such notice from the Assigning Limited Partner, together with such copy of the bona fide written offer, being hereinafter collectively called ("Partnership Offer Notice") setting forth the name of the prospective Transferee and all of the material terms and conditions on which the Assigning Limited Partner intends to Transfer such interest in the Partnership, and each of the Nonassigning Limited Partners shall then have 90 days after the giving of the Partnership Offer Notice, to elect (by giving a notice of the same to the Assigning Limited Partner) to purchase such interest of the Assigning Limited Partner for the purchase price and on the same terms and conditions as set forth in such Partnership Offer Notice, and in the event any of the Nonassigning Limited Partners makes such election, the transaction shall be closed within a period of 30 days after the making of such election, with the time, place and date (within such period) as specified by the Nonassigning Limited Partner in the notice of its election. If any of the Nonassigning Limited Partners shall fail to give notice of this election, or having given notice of this election, fails to complete the purchase, then the Assigning Limited Partner may Transfer such Partnership interest, provided such Transfer is otherwise permitted under this Article 10, at any time or times within 180 days after the giving of such Partnership Offer Notice, for a purchase price and on terms and conditions no more favorable to the Transferee than those contained in the Partnership Offer Notice and only to the person identified in the Partnership Offer Notice, and if such Transfer is not consummated within said 180-day period, then the Nonassigning Limited Partners' rights to notice and to purchase as aforesaid shall reapply to any pending Transfer and continue with respect to any other proposed Transfer of the Partnership interest of the Assigning Limited Partner.

            10.4 Substitute Limited Partner. If a Transferee of a Limited Partnership interest does not become a Substitute Limited Partner pursuant to this Section 10.4, the Partnership shall not recognize the Transfer and the Transferee shall not have any rights to require any information on account of the Partnership's business, inspect the Partnership's books, receive distributions, or vote on Partnership matters. A Transferee of the whole or any part of a Limited Partnership interest shall have the right to become a Substitute Limited Partner in place of its Transferor only if all of the following conditions are satisfied:

                  (a) a fully executed and acknowledged written instrument of assignment has been filed with the Partnership setting forth a statement of the intention of the Transferor that the Transferee become a Substitute Limited Partner in its place;

                  (b) the Transferee executes, adopts and acknowledges this Agreement and agrees to assume all the obligations of its Transferor; and

                  (c) any reasonable costs to the Partnership of the Transfer shall have been paid to the Partnership.

            10.5 Involuntary Withdrawal by the Limited Partner.

                  (a) Upon the Bankruptcy, dissolution or other cessation of existence of a Limited Partner which is not a natural person, the authorized representative of such entity shall have all the rights of a Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to designate a successor as a Transferee of its Partnership interest and to join with such Transferee in making application to substitute such Transferee as a Substitute Limited Partner.

                  (b) The death, Bankruptcy, disability or legal incapacity of a Limited Partner shall not dissolve or terminate the Partnership.

                  ARTICLE 11. WITHDRAWAL OF A GENERAL PARTNER.

            11.1 Assignment or Withdrawal by a General Partner. A General Partner may not Transfer its interest as a General Partner, in whole or in part, or withdraw from the Partnership, except as permitted by this Article 11.

            11.2 Voluntary Assignment or Withdrawal of a General Partner. Subject to compliance with the Bond Indenture, a General Partner may at any time sell, assign or transfer any of all of its interest as a General Partner to any entity under common control with the selling, assigning or transferring General Partner or to another General Partner. In addition, upon giving 120 days' Notice to the other General Partner (the "Remaining General Partner") and to the MRC, a General Partner may voluntarily withdraw from the Partnership or sell, transfer or assign its interest to a non controlled third Person if:

                  (a) the Person has agreed to serve as successor General Partner and any Remaining General Partner shall have consented to such Person as a successor General Partner, which consent shall not be unreasonably withheld;

                  (b) the Person has satisfied the terms and conditions set forth in Section 11.4; and

                  (c) the substitution of such Person will not cause the Partnership to lose its status as a limited partnership for Federal income tax purposes.

            11.3 Removal of a General Partner.

                  (a) In the event that a General Partner is alleged to have materially breached this Agreement, it will have the right to cure such breach within 30 days of receiving a written notice of the alleged breach. If such breach cannot reasonably be cured in such period, it shall have such time to commence efforts to cure and diligently pursue such cure. If it fails to do so, with the Consent of any Remaining General Partner and the MRC on behalf of the Equity Charter Municipalities, a General Partner may be removed as a General Partner and another Person named as General Partner in accordance with Section
11.4 . Any dispute that may arise regarding such breach or cure shall be submitted to arbitration pursuant to Section 14.14 hereof. In the event of such dispute, a General Partner shall be removed only upon the issuance of an arbitration decision that is final and nonappealable;provided, however, that if the dispute is not subject to arbitration pursuant to Section 14.14, a General Partner shall be removed only upon entry of a final, nonappealable order of a court of competent jurisdiction.

                  (b) If a General Partner is removed as a General Partner, its Partnership interest shall be converted to that of a Limited Partner, it shall receive allocations under Article 4 and distributions under Article 5 as if it had remained a General Partner, and it shall continue to have all the benefits of a Limited Partner, except that it shall not participate in the management of the Partnership or approve its successor General Partner pursuant to Section 11.4(a). In the event a General Partner is removed pursuant to this Section 11.3, the Remaining General Partner may select another Person as a successor General Partner and the Consent of the General Partner which was removed shall not be required.

            11.4 Successor General Partner. A Person shall be admitted a successor General Partner only if the following terms and conditions are satisfied:

                  (a) the admission of such Person shall have been Consented to by any Remaining General Partner which consent shall not be unreasonably be withheld,

                  (b) the Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

                  (c) a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation in accordance with the Partnership Act;

                  (d) if the successor General Partner is a corporation, it shall have provided counsel for the Partnership with a certified copy of a resolution of its Board of Directors authorizing it to become a General Partner; and

                  (e) none of the actions taken in connection with such transfer or admission will have a material adverse tax effect upon the Partnership.

            11.5 Pledge of Interest. Nothing contained in this Agreement shall prohibit any Partner from assigning or pledging as collateral its economic interest as a Limited or General Partner in the Partnership. Any assignee or pledgee of such interest shall be bound by the terms of this Agreement and its rights in the interest shall be subject to compliance with this Agreement.

                 ARTICLE 12. DISSOLUTION AND WINDING UP AFFAIRS.

            12.1 Dissolution. No Partner shall cause a voluntary dissolution of the Partnership. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Partnership, except that the Partnership shall dissolve and terminate upon the happening of any one of the following Dissolution Events, unless within 30 days of any such Dissolution Event, PMC, ENI and MRC on behalf of the Equity Charter Municipalities shall decide by written agreement to continue the business of the Partnership:

                  (a) The Bankruptcy of all of the General Partners, or the General Partners' cessation to exist as legal entities;

                  (b)  The   determination   by  PMC,  ENI  and  MRC  (or  their
successors) that the Partnership should be dissolved, in accordance with state law;

                  (c) The sale of all of the Partnership's property; or

                  (d) The expiration of the term of the Partnership pursuant to
Section 2 of this Agreement.

            12.2 Winding Up. In the event of the dissolution of the Partnership for any reason the Liquidator, shall be the Remaining General Partner. However, if the Dissolution Event shall be the Bankruptcy of all of the General Partners or the cessation of all of the General Partners to exist as legal entities, with its consent, the MRC shall serve as the Liquidator. The Liquidator however selected, shall commence to wind up the affairs of the Partnership and to liquidate its investments. The proceeds of such liquidation shall be applied and distributed as set forth in Section 12.3. The Partners shall continue to share profits and losses, gain or loss on sale or disposition of Partnership property, Net Cash Flow, and Net Sale or Refinancing Proceeds during the period of winding up in the same manner and proportion as before the dissolution. The Partner or Partners obligated to wind up the affairs of the Partnership shall have full right and unlimited discretion to manage the business of the Partnership during the winding up period and to determine in good faith the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation.

            12.3 Distributions Upon Dissolution and Termination. After all liabilities and obligations of the Partnership, including all expenses of liquidation, shall have been paid or provided for (whether by such reserve as the Liquidator shall deem appropriate or otherwise), and all items of gain, loss, deduction and credit shall have been allocated in accordance with Article 4, and after any distributions of Net Cash Flow and Net Sale or Refinancing Proceeds pursuant to Sections 5.1 and 5.2, any proceeds from the liquidation of the Partnership shall be distributed to the Partners with positive Capital Account balances in proportion to such Capital Account balances within the period as may be required pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(1)(1). Any Partner, other than an Equity Charter Municipality, with a deficit in its Capital Account following the complete distribution of the liquidation proceeds will be required to restore the amount of such deficit to the Partnership within the period as may be required pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(1)(1), which amount will be paid first to creditors and the remaining balance, if any, will be distributed to the Partners in proportion to the Partners' Capital Account balances.

                       ARTICLE 13. ACCOUNTING AND REPORTS.

            13.1 Books and Records. The General Partners shall maintain or cause to be maintained at the office of the Partnership this Agreement and all amendments thereto and full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, and all other books, records and information required by the Partnership Act as necessary for recording the Partnership's business and affairs. The Partnership's books and records shall be maintained on an accrual basis in accordance with GAAP. Such documents, books and records shall be maintained at such office until five years after the termination and liquidation of the Partnership. All Partners and their duly authorized representatives shall have the right to inspect and copy at their expense during reasonable business hours at the Facility all of the Partnership's books and records, including books and records necessary to enable a Partner to defend any tax audit or related proceeding.

            13.2 Reports to Partners.

                  (a) Within 45 days after the end of each fiscal quarter, the General Partners shall send to the Limited Partners an unaudited closing balance sheet as of the end of such fiscal quarter and a statement of operations for such fiscal quarter.

                  (b) Within 45 days after the end of the second and fourth fiscal quarter of each year, the General Partners shall send to the Limited Partners a written discussion of recent operations of the Partnership and any recent developments in the business of the Partnership or other matters of management interest.

                  (c) By each March 1, the General Partners shall provide to the Limited Partners audited financial statements examined by the Independent Accountant, including the balance sheet of the Partnership as of the end of the preceding Fiscal Year and related statements of income, Partners' capital and changes in financial position for the Fiscal Year (prepared on a basis disclosing cash flow), accompanied by a report of the Independent Accountant stating that such financial statements have been prepared in accordance with GAAP applied on a consistent basis.

                  (d) As soon as practicable after the end of each Fiscal Year, the General Partners shall furnish to the Partners reports containing at least the following information:

                        (i) by each March 1, Service Form K-1, or any similar form as may be required by the Code or the Service; and

                        (ii) a reconciliation between the aforementioned audited financial reports prepared by the General Partners and the basis the Partnership uses for preparation of its Federal income tax returns.

            13.3 Annual Tax Returns.

                  (a) PMC is hereby designated the "Tax Matters Partner" for Federal income tax purposes pursuant to section 6231 of the Code with respect to all taxable years of the Partnership and is authorized to do whatever is necessary to qualify as such. PMC shall prepare or cause to be prepared all tax and information returns required of the Partnership (including, but not limited to Federal, state and local income tax and information returns), which returns shall be reviewed in advance of filing by the independent Accountant. Each Partner shall file its individual or corporate return in a manner consistent with the Partnership tax and information returns.

                  (b) PMC shall do all acts, make all elections, and take whatever reasonable steps are required to maximize, in the aggregate, the Federal, state and local income tax advantages available to the Partnership and shall defend all tax audits and litigation with respect thereto. PMC shall maintain the books, records and tax returns of the Partnership in a manner consistent with the acts, elections and steps taken by the Partnership.

            13.4 Action in Event of Audit. If an IRS audit of any of the Partnership's tax returns shall occur, the General Partners shall, at the expense of the Partnership, participate in the audit and may contest, settle or otherwise compromise assertions of the auditing agent which may be adverse to the Partnership. The General Partners may, if they determine that the retention of accountants and/or other professionals would be in the best interests of the Partnership, retain such accountants and/or other professionals, to assist in such audits (if any). The Partnership shall indemnify and reimburse the General Partners for all expenses, including legal and accounting fees, claims, liabilities, losses and damages to the extent borne by the General Partners, incurred in connection with any administrative or judicial proceeding with respect to any audit of the Partnership's tax returns. The payment of all such expenses to which this indemnification applies shall be made before any distributions pursuant to Section 5.1 or 5.2 of this Agreement. Neither the General Partners or their Affiliates, nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurrence of any expense by the General Partners in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the General Partners; provided, however, that the decision to take any action or not to take any action shall be made in accordance with the General Partners' fiduciary duty as set forth in Section 6.2 of this Agreement. The indemnification set forth in Section 8 of this Agreement shall be fully applicable to PMC in its capacity as Tax Matters Partner.

                         ARTICLE 14. GENERAL PROVISIONS.

            14.1 Amendments. This Agreement may be amended only upon the written consent of PMC, ENI and MRC on behalf of the Equity Charter Municipalities.

            14.2 Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee for the benefit of the Partnership, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

            14.3 Notices. (a) All notices and other  communications  required or permitted by this Agreement or by law to be served upon or given to a party hereto by any other party hereto shall be in writing and shall be deemed duly served and given when received after being delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid addressed as follows:

      If to PMC:                                With a Copy to:

PERC Management Company Limited Partnership     Bernstein, Shur, Sawyer & Nelson
110 Main Street                                 100 Middle Street
Suite 1308                                      P.O. Box 9729
Saco, Maine 04072                               Portland, Maine 04112-5029
Telecopier: 201-854-1771                        ATTN: Gordon F. Grimes
Telecopier: 201-774 -1127

With such copy not to constitute notice.

If to ENI:                                      With a Copy to:

Energy National, Inc.                           NRG Energy, Inc.
1221 Nicollet Mall                              1221 Nicollet Mall, Suite 700
Minneapolis, MN 55403-2445                      Minneapolis, MN 55403-2445
ATTN:  Stan Marks                               ATTN: Michael J. Young,
Telecopier: 612-373-5312                        Senior Counsel
                                                Telecopier: 612-373-5312

With such copy not to constitute notice.

      If to the Equity Charter Municipalities

With a Copy to:

(a single notice for the benefit of all
Equity Charter Municipalities):

Equity Charter Municipalities                   Eaton, Peabody, Brown & Veague
c/o Municipal Review Committee                  Fleet Center - Exchange Street
Eastern Maine Development Corporation           P.O. Box 1210
One Cumberland Place                            Bangor, ME 04402-1210
Bangor, ME 04401                                ATTN:  Thomas M. Brown, Esq.
ATTN: Greg Lounder                              Telecopier: 207-942-3040
Telecopier: 207-942-3548

With such copy not to constitute notice.

Each Partner may change its address for the purpose of this Section 14.3 by giving written notice of such change to the other Partners in the manner provided in this Section 14.3.

                  (b) Notices and Reports to Equity Charter Municipalities. For all purposes under this Agreement the GP's should deliver a single copy of all reports due to Equity Charter Municipalities to the MRC for further distribution by the MRC to the Equity Charter Municipalities.

            14.4 Governing Law. This Agreement shall be governed by the laws of the State of Maine, without reference to the conflicts of laws or principles thereof.

            14.5 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and are not to be deemed to constitute a part of this Agreement.

            14.6 Further and Additional Documents and Reports. Each of the parties hereto agrees to execute, acknowledge and verify, if required to do so, all further or additional documents as may be reasonably necessary to effectuate fully the terms of this Agreement.

            14.7 Counterparts. This Agreement may be executed in counterparts, each one of which shall be considered an original, and all of which, when taken together, shall constitute one and the same instrument.

            14.8 Binding on Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, successors, and assigns of the respective Partners.

            14.9 Waiver. The terms, conditions, covenants, representations, and warranties hereof may be waived only by a written instrument executed by the Partner waiving compliance. The failure of a Partner at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. The waiver of any breach of any term, covenant, or condition of this Agreement by any of the parties hereto shall not constitute a continuing waiver or waiver of any subsequent breach, either of the same or of any other additional or different term, covenant, or condition of this Agreement.

            14.10 Severability. Whenever possible, each provision of this Agreement and all related documents shall be interpreted in such a manner as to be valid under applicable law, but if any such provision is invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of the affected documents.

            14.11 Attorneys' Fees. The parties hereto agree that in the event any party to this Agreement shall be required to initiate legal or arbitration proceedings to enforce performance of any term or condition of this Agreement including, but not limited to, the payment of monies or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover from the Partnership such sums, in addition to any other damages or compensation received, as will reimburse such prevailing party for attorneys' fees and court and/or arbitration costs incurred on account thereof, regardless of whether such action proceeds to final judgment or determination.

            14.12 Creditors. None of the provisions of this Agreement be for the benefit of or enforceable by a creditor of the Partnership or of a Partner.

            14.13 Remedies. Except as may be provided explicitly in this Agreement, the rights and remedies of any of the parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof. Each of the Partners confirms that monetary damages may be an inadequate remedy for breach or threat of breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threat of breach of any provision hereof, it being the intention by this Section 14.13 to make clear the agreement of the parties hereunder that this Agreement shall be enforceable in equity as well as at law or otherwise.

            14.14 Arbitration. Any party hereto may require the arbitration of any matter or matters arising under or in connection with this Agreement. Arbitration is initiated and required by giving notice specifying the matter to be arbitrated. If legal action is already pending on any matter concerning which the notice is given, the notice is ineffective unless given before the expiration of 20 days after service of process on the person giving the notice. The arbitration shall be held in Portland, Maine, and shall be in conformity with and subject to the then applicable rules and procedures of the American Arbitration Association (or any successor thereto). If the American Arbitration Association is not then in existence and there is no successor, or if for any reason the American Arbitration

Association fails or refuses to act, the arbitration shall be in conformity with and subject to the provisions of applicable statutes (if any) relating to arbitration at the time of the notice. The arbitrators shall be bound by this Agreement and all related agreements. Pleadings in any action pending on the same matter shall, if arbitration is required, be deemed amended to limit the issues to those contemplated by the rules prescribed above. The costs of arbitration, including arbitrator's fees, shall be paid by the nonprevailing party. The number and selection of arbitrators shall be in accordance with the rules prescribed above, except that each arbitrator selected shall be familiar with the subject matter of the issues to be arbitrated, such as, by way of example, partnership accounting, or management of waste-to-energy facilities, or such other subject matter as may be at issue.

            14.15 Schedules and Exhibits. Each of the Schedules and Exhibits are attached hereto is hereby incorporated herein and made a part hereof for all purposes, and references thereto contained herein shall be deemed to include this reference and incorporation.

            14.16 Number and Gender. Unless the context clearly indicates otherwise, where appropriate in this Agreement, the singular shall include the plural and the masculine shall include the feminine and the neuter, and vice versa.

            14.17 Power of Attorney; Authority. Each Equity Charter Municipality hereby grants to the MRC its irrevocable Power of Attorney to take all action, execute, swear to and deliver any and all documents required or appropriate in connection with its acquisition of an interest in the Partnership, and the Partnership's affairs, including amendments to the Partnership Agreement. Each Equity Charter Municipality hereby authorizes and consents to the General Partners executing and delivering on behalf of the Partnership any and all documents reasonable deemed appropriate in connection with, and consistent with the terms of, the FAME Bonds, the Power Purchase Agreement or the Waste Disposal Agreements.

            14.18 Terms Not Defined. The terms used herein, unless otherwise specifically defined in this Partnership Agreement, shall have the meanings provided in the Waste Disposal Agreement.

            IN WITNESS WHEREOF, the parties hereto have signed and sworn to this Third Amended and Restated Agreement of Limited Partnership the day and year stated above.

                                          THE GENERAL PARTNERS:

                                          PERC MANAGEMENT COMPANY LIMITED
                                          PARTNERSHIP

                                          BY: PERC, INC.
                                              General Partner


                                    By:   /s/ Martin J. Sergi
                                       -----------------------------------------
                                          Martin J. Sergi, President


                                          ENERGY NATIONAL, INC.


                                    By:   /s/ Michael J. Young
                                       -----------------------------------------
                                          Michael J. Young, Secretary


                                          THE LIMITED PARTNERS:

                                          PERC MANAGEMENT COMPANY LIMITED
                                          PARTNERSHIP

                                          BY: PERC, INC.
                                              General Partner

                                    By:   /s/ Martin J. Sergi
                                       -----------------------------------------
                                          Martin J. Sergi, President


                                          ENERGY NATIONAL, INC.


                                    By:   /s/ Michael J. Young
                                       -----------------------------------------
                                          Michael J. Young, Secretary

                                    NEWLY ADMITTED LIMITED PARTNERS
                                    (Equity Charter Municipalities)

                                    BY COUNTER PART SIGNATURE PAGE.


Schedule A Names and Address of the Equity Charter Municipalities Schedule B Equipment Leases